Exhibit 10.7

Vail Resorts, Inc.

Management Incentive Plan

Executives
Grade 32 & Above

Objective

The purpose of the Management Incentive Plan (the “Plan”) is to reinforce individual employee behaviors that contribute to the mission, values, growth and profitability of Vail Resorts, Inc. by:

•	Rewarding and recognizing goal-exceeding performance in one or more of the following areas:
-	Resort (Mountain and Lodging Segments) EBITDA (All executives)
-	Lodging EBITDA (Lodging executives)
-	Real Estate Division Goal Attainment (All executives)
-	Individual employee performance, including adherence to the Company’s mission and values (All executives)

Eligibility

All full-time employees of Vail Resorts, Inc. and any of its subsidiaries (collectively, the “Company”) at grade levels 32 and above as identified in the Company’s compensation grade structure are eligible to participate in the Plan (excluding employees who participate in a department specific incentive plan).

For employees who become or cease to be eligible (other than due to new hire or separation from employment with the Company) or who move between eligibility target levels under this Plan during a fiscal year, the amount of their award, if any, will be prorated (by month) based on the length of time in each eligible position for any change after the first fiscal quarter, which is not prorated.  If an employee is promoted into a grade level 32 or above during a fiscal year and becomes eligible to participate in this Plan, the employee will be eligible to receive an award in that fiscal year, which award may be prorated, (if the change is after the first fiscal quarter), under this Plan or their previous bonus plan and level, at the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

New Hires

An employee hired into a position eligible for this Plan will receive a prorated incentive for the Plan Year based on the number of months worked from the employee’s hire date rounded to the number of full months worked in the fiscal year.  A full month will be counted if a new hire was hired on or prior to the 16th of the month.  Anyone hired after the end of the third quarter of the fiscal year will not be eligible to receive an award in that fiscal year, except at the sole discretion of the Compensation Committee.

Bonuses under the Plan do not accrue until the date Plan payments are made.  To be eligible to receive a payment, a participant must be employed by the Company on the date Plan payments are made.

Effective Dates

The Plan is effective August 1, 2008, and will conclude on July 31, 2013.

Funding

For Corporate executives, the Plan is 80% funded based on Resort EBITDA and 20% funded based on the attainment of the VRDC Goals (defined below).

For Mountain executives, the Plan is 80% funded based on Resort EBITDA and 20% funded based on the attainment of the VRDC Goals (defined below).

For Lodging executives, the Plan is 40% funded based on Resort EBITDA, 40% funded based on Lodging EBITDA, and 20% funded based on the attainment of the VRDC Goals (defined below).

For VRDC executives, the Plan is 25% funded based on Resort EBITDA and 75% funded based on the attainment of one or more of the following VRDC performance goals: attaining EBITDA targets for the Company’s real estate segment, achieving pre-sales targets on real estate projects, receiving zoning approval on real estate projects, meeting budgeted profitability on real estate targets, and achieving sales targets in existing real estate projects (collectively, the “VRDC Goals”).

The maximum amount that may be earned as an award under the Plan for any Plan year by any one eligible employee shall be $4,000,000.  The schedule attached hereto as Exhibit A is used to determine the percent of the target bonus funded by Resort, Mountain and Lodging EBITDA performance.  The schedule attached hereto as Exhibit B is used to determine the percent of the target bonus funded by VRDC Goals. The Compensation Committee will establish the Resort, Mountain and Lodging EBITDA performance targets and corresponding funding levels and the VRDC Goals and may amend Exhibit A and Exhibit B by October 29 of each fiscal year and while the attainment of such goals is substantially uncertain.

Target Percentages

The target bonuses as a percentage of base salary for executives in different divisions of the Company for purposes of the Plan and at different grade levels are set forth on Exhibit C attached hereto.  The Compensation Committee may amend Exhibit C in its sole discretion on a yearly basis by October 29 of each fiscal year and while the attainment of Resort, Mountain and Lodging EBITDA performance targets and corresponding funding levels and VRDC Goals is substantially uncertain.

Individual Bonus Determinations

Bonus determinations for individual executives (other than the Chief Executive Officer) are determined by adjusting the funded target bonus by the application of negative discretion based on individual performance. 100% of the total bonus for each executive (other than the Chief Executive Officer) will be determined based upon individual performance based on the year-end performance matrix in Exhibit D.  The Chief Executive Officer’s total bonus will be equal to, and based solely on, the funded target bonus amount.

Individual Performance

Individual performance for all executives (other than the Chief Executive Officer) will be determined through the applicable fiscal year performance review process, which will be conducted by the Chief Executive Officer and reviewed by the Compensation Committee.  The Compensation Committee will conduct the individual performance review for the Chief Executive Officer.  Higher performing executives will receive larger rewards for the individual portion of the bonus than their lower performing peers based on the year-end performance matrix in Exhibit D.

Example:

Grade 34 Mountain Executive earning $200,000 annually;
Target Bonus % = 50%

Assume Resort EBITDA at 100% of target and VRDC achieves their target goals

Resort EBITDA Funding =         $200,000 x 50% x 80% = $80,000
VRDC Goals Funding =              $200,000 x 50% x 20% = $20,000
                                                              Total Funding = $100,000

Payout:

o	100% based upon individual performance (“average”) = $100,000

o	Total average individual bonus = $100,000
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Individual performance can range from $0 to “average” amount to 166% of the “average” amount ($0 to $166,000 for this example).  The highest performing executives could receive in excess of their target bonus (subject to overall funding limits of the Plan in any fiscal year), whereas the lowest performing executive could receive as little as $0 for their bonus.

Plan Payouts

Individual bonus determinations calculated in accordance with the terms of this Plan will be paid in cash or pursuant to equity awards granted under the Company’s equity compensation plan, or a combination thereof, at the discretion of the Compensation Committee, minus applicable deductions and withholding as required by law, between August 1 and October 15 following the previous fiscal year end.

Termination of Employment

As stated above, employees whose employment ends prior to the payment date under the Plan for any fiscal year will not be eligible, subject to the discretion of the Compensation Committee.  However, if an otherwise eligible employee is not employed as of the date of the payout under the Plan due to death, short-term or long-term disability, such employee, if they would have otherwise received a payout under the Plan but for their death or disability, shall be entitled to receive a pro-rated (by month) payment for the portion of the fiscal year the employee was actively employed.

Leave of Absence

Individual bonus determinations for employees who have a paid or unpaid leave of absence (this does not include vacation) in excess of one month during the Plan year will be pro-rated to reflect the time on leave.

Plan Administration, Modification and Discontinuance

This Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the Plan and to make, amend, or nullify any rules and procedures deemed necessary for proper Plan administration, including, but not limited to, performance targets, results and extraordinary events.  The EBITDA performance targets and corresponding funding levels shall be adjusted for acquisitions, divestitures, or board imposed unbudgeted expenses in the discretion of the Compensation Committee. In addition, any stock compensation expense or restructuring expense will be excluded from the applicable EBITDA performance targets used to determine funding/payout levels.

Notwithstanding the foregoing, no Plan payouts will be made until and unless the Compensation Committee has certified that the performance goals and all other material terms have been satisfied.  The Compensation Committee has the sole discretion to modify the application of this Plan.

Continued Employment

The Plan is not intended to and shall not be deemed to confer on any employee a guarantee of continued employment by the Company.